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                                                                    EXHIBIT 99.2


              NEBRASKA BOOK COMPANY, INC. AND NBC ACQUISITION CORP.
                        ANNOUNCE PROPOSED DEBT OFFERINGS

      February 18, 2004 -- Nebraska Book Company, Inc. and NBC Acquisition Corp., Nebraska Book Company, Inc.'s parent company, announced today that:

      - Nebraska Book Company, Inc. intends to offer $190.0 million of Senior Subordinated Notes due 2012. The Senior Subordinated Notes will not initially be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder; and

      - NBC Acquisition Corp. intends to offer Senior Discounted Notes due 2013 that will generate approximately $50.0 million in gross proceeds. The Senior Discounted Notes will not initially be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

      Nebraska Book Company, Inc. and NBC Acquisition Corp. are issuing these Notes in connection with a recapitalization transaction pursuant to which funds affiliated with Weston Presidio, which currently holds approximately 32.1% of the outstanding capital stock of NBC Acquisition Corp., will acquire control over substantially all of the rest of the outstanding capital stock of the company not held by management. The recapitalization transaction is expected to include the refinancing of Nebraska Book Company's existing senior credit facility to increase the amount available for borrowings thereunder to an aggregate $215.0 million and the consummation of tender offers for Nebraska Book Company, Inc.'s 8-3/4% Senior Subordinated Notes due 2008 and NBC Acquisition Corp.'s 10-3/4% Senior Discount Debentures due 2009. The offering is expected to be completed on or about March 4, 2004.

                                      * * *

CONTACT: Alan G. Siemek
         Chief Financial Officer
         (402) 421-0499

                             "SAFE HARBOR" STATEMENT
           UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      This press release contains or incorporates by reference certain statements that are not historical facts, including, most importantly, information concerning the tender offer and consent solicitation commenced by Nebraska Book Company, Inc. and NBC Acquisition Corp., as well as information concerning a recapitalization of NBC Acquisition Corp., and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address events, transactions or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, both Nebraska Book Company, Inc. and NBC Acquisition Corp. claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Neither Nebraska Book Company, Inc. nor NBC Acquisition Corp. will undertake and specifically declines any
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obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.